Exhibit 5.1

2200 Ross Avenue, Suite 2800
Dallas, TX 75201
Telephone: 214-740-8000
Fax: 214-740-8800
www.lockelord.com
Van M. Jolas
Direct Telephone: 214-740-8594
Direct Fax: 214-756-8594
vjolas@lockelord.com

March 27, 2019

Trinity Industries, Inc.
2525 Stemmons Freeway
Dallas, Texas 75207-2401

Re:    Registration Statement on Form S-8 of 3,000,000 shares of Common Stock of Trinity Industries, Inc.

Gentlemen:

We are acting as counsel to Trinity Industries, Inc., a Delaware corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the offer and sale of 3,000,000 shares of common stock of the Company, par value $0.01 per share (the “Common Stock”), pursuant to the Fourth Amended and Restated Trinity Industries, Inc. 2004 Stock Option and Incentive Plan (the “Plan”).
For the purpose of rendering our opinion as expressed herein, we have been furnished and have reviewed the following documents: (i) the Company’s Amended and Restated Certificate of Incorporation, effective May 11, 2015 (the “Certificate of Incorporation”); (ii) the Amended and Restated Bylaws of the Company, effective November 1, 2018 (the “Bylaws”); (iii) resolutions of the Company’s Board of Directors (the “Board”) adopted at its meetings held on March 9, 2017 and March 7, 2019; (iv) the Plan; (v) the Registration Statement; (vi) a certificate of an officer of the Company, dated on or about the date hereof, as to certain matters; and (vii) a certificate of the Secretary of State of the State of Delaware, dated on or about the date hereof, as to the good standing and existence of the Company.
With respect to the foregoing documents, we have assumed: (i) the genuineness of all signatures, and the incumbency, authority, legal right and power and legal capacity under all applicable laws and regulations, of each of the officers and other persons and entities signing or whose signatures appear upon each of said documents as or on behalf of the parties thereto; (ii) the authenticity of all documents submitted to us as originals; (iii) the conformity to authentic originals of all documents submitted to us as certified, conformed, photostatic, electronic or other copies; and (iv) that the foregoing documents, in the forms submitted to us for our review, have not been and will not be altered or amended in any respect material to our opinion as expressed herein. We have not reviewed any document other than the documents listed above for purposes of rendering our opinion as expressed herein, and we assume that there exists no provision of any such other document that bears upon or is inconsistent with our opinion as expressed herein. In addition, we have conducted no independent factual investigation of our own, but rather have relied solely upon the foregoing documents furnished for our review as listed above, the statements of facts and factual information set forth in said documents, and the additional matters recited or assumed herein, all of which we assume to be true, complete and accurate in all material respects.
In addition to the foregoing, for purposes of rendering our opinion as expressed herein, we have assumed: (i) that prior to the grant or issuance of any Award (as defined in the Plan) pursuant to the Plan, the Board or the duly constituted Human Resources Committee of the Board (or a subcommittee thereof) will have duly and validly authorized such grant or issuance, as the case may be, and all Awards granted or issued under the Plan have been or will be validly granted or issued in accordance with the provisions of the Plan; (ii) the Company has received, or prior to the issuance thereof will receive, proper consideration having a value of not less than the aggregate par value of the shares of Common Stock issued or issuable pursuant to any Award granted or issued pursuant to the Plan; (iii) that prior to the issuance of any shares of Common Stock issued or issuable under any Award pursuant to the Plan, the terms and conditions of any such Award shall have been complied with and any limitations or restrictions on the issuance of such shares shall have lapsed, been waived, satisfied or otherwise ceased to be applicable to the issuance of such shares; and (iv) that the Company has, and at all relevant times will have, a sufficient number of authorized but unissued shares of Common Stock not otherwise reserved for issuance available for issuance pursuant to any Award granted or issued pursuant to the Plan.
Based upon and subject to the foregoing and upon our review of such matters of law as we have deemed necessary and appropriate to render our opinion as expressed herein, and subject to the assumptions, exceptions, limitations and qualifications set forth herein, it is our opinion that the shares of Common Stock issuable pursuant to the Plan, when issued by the Company in accordance with the Plan, and any Awards granted or issued thereunder, will be duly authorized, validly issued, fully paid and non-assessable under the Delaware General Corporation Law (“DGCL”).
The foregoing opinion is subject to the following limitations, exceptions and qualifications:
The foregoing opinion is limited to the DGCL as currently in effect. We have not considered and express no opinion on the effect of any other laws, including the laws of any other state or jurisdiction, including state or federal laws relating to securities or other federal laws, or the rules and regulations of stock exchanges or of any other regulatory body.
We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement to be filed by the Company with the Commission. By so consenting, we do not thereby admit that our firm’s consent is required by Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder. We undertake no duty to update or supplement this opinion for the benefit of any person or entity with respect to any facts or circumstances that may hereafter come to our attention or any changes in facts or law that may hereafter occur or take effect.

Very truly yours,

/s/ Locke Lord LLP
LOCKE LORD LLP